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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement              [ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                      DAIRY MART CONVENIENCE STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                    PRELIMINARY COPY, SUBJECT TO COMPLETION
                              DATED APRIL 21, 2000

                               [DAIRY MART LOGO]

                      DAIRY MART CONVENIENCE STORES, INC.
          ONE DAIRY MART WAY, 300 EXECUTIVE PARKWAY WEST, HUDSON, OHIO

Dear Dairy Mart Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Dairy Mart Convenience Stores, Inc. (the "Company") to be held at 10:00 a.m. (Eastern time) on Thursday, May 25, 2000, at Dairy Mart Convenience Stores, Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio. At the Annual Meeting, eight persons will be elected to the Board of Directors. The Board of Directors recommends election of each of the named nominees. Such other business will be transacted as may properly come before the Annual Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO MAKE CERTAIN THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING.

     If you have any questions or comments, please contact our proxy solicitors, MacKenzie Partners at (800) 322-2885.

     We look forward to seeing you at the Annual Meeting.

                                              Sincerely yours,

                                              Dairy Mart Convenience Stores,
                                              Inc.

                                              Robert B. Stein, Jr.
                                              Chairman of the Board, President
                                              and
                                              Chief Executive Officer

May 1, 2000

                      DAIRY MART CONVENIENCE STORES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 25, 2000

     Notice is hereby given that the 2000 Annual Meeting of Shareholders of Dairy Mart Convenience Stores, Inc. will be held at the Company's offices, One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio, on Thursday, May 25, 2000 at 10:00 a.m., (Eastern time), for the following purposes:

     1. To elect eight members to the Board of Directors;

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 11, 2000 are entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

                                              By Order of the Board of Directors

                                              Robert B. Stein, Jr.,
                                              Chairman of the Board, President
                                              and
                                              Chief Executive Officer

May 1, 2000

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING.
   WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND
     RETURN THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING ADDRESSED,
       POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY
                      REVOKE YOUR PROXY AND VOTE IN PERSON

YOUR BOARD OF DIRECTORS ALSO URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU
 BY THE COMMITTEE OF CONCERNED DAIRY MART SHAREHOLDERS. EVEN IF YOU HAVE
   PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY THE COMMITTEE OF CONCERNED
     DAIRY MART SHAREHOLDERS, YOU CAN REVOKE THAT EARLIER PROXY BY
       SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE
                               ENVELOPE PROVIDED

                      DAIRY MART CONVENIENCE STORES, INC.

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Dairy Mart Convenience Stores, Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236 for use at the Annual Meeting of Shareholders to be held on Thursday, May 25, 2000, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about May 1, 2000.

     At the Annual Meeting, the Board of Directors will propose that the Company's shareholders elect eight nominees to the Board of Directors to hold office until the next Annual Meeting and until the election and qualification of their successors.

     The Committee of Concerned Dairy Mart Shareholders (the "Committee"), a group of individuals who collectively own less than 2% of the Common Stock of the Company, has filed a preliminary proxy statement with the Securities and Exchange Commission ("SEC") which indicates that it will be soliciting proxies for six nominees for election to the Company's Board of Directors in opposition to the Board of Directors' nominees.

     Shares of Common Stock, par value $ .01 per share, of the Company (the "Common Stock") represented by properly executed proxies will be voted as directed on the proxy. Properly executed proxies containing no voting directions to the contrary will be voted for the election of the nominees named below. A proxy may be revoked at any time before it is voted at the Annual Meeting by notifying the Chief Financial Officer of the Company in writing at the address set forth above, by submitting a properly executed proxy bearing a later date, or by revoking the proxy at the Annual Meeting. Attendance at the Annual Meeting will not by itself operate to revoke a proxy.

     The Board of Directors is soliciting votes FOR the Company's slate of nominees for election to the Board of Directors. A WHITE proxy card is enclosed for your use. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

     If you have any questions or need further assistance in voting your shares, please call:

                               MacKenzie Partners
                            156 Fifth Avenue, P.H. 3
                               New York, NY 10010

                         CALL TOLL FREE (800) 322-2885

     THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMMITTEE. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.

     Remember, it will not help your Board of Directors to return the Committee proxy card voting to "abstain." Do not return any card sent to you by the Committee. The only way to support your Board of Directors' nominees is to vote "FOR" those nominees on the WHITE proxy card.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, OR OTHER NOMINEE, ONLY YOUR BANK OR BROKER OR OTHER NOMINEE CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on April 11, 2000 as the record date for the determination of shareholders entitled to notice of this Annual Meeting, and only shareholders of record on that date will be entitled to vote at the meeting. As of April 11, 2000, there were 4,895,594 shares of Common Stock issued and outstanding.

     On February 8, 2000, the Company's shareholders approved a reclassification of the Company's former Class A and Class B Common Stock into a new, single class of Common Stock. Under the terms of the reclassification, which became effective at the open of business February 9, 2000, each share of the former Class A Common Stock was converted into one share of the new Common Stock and each share of the former Class B Common Stock was converted into 1.1 shares of the new Common Stock. Each share of the new Common Stock is entitled to one vote on all matters and will vote on the election of all directors.

        YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS ESPECIALLY IMPORTANT.
               PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD
                AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock by each shareholder known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock as of April 11, 2000. This information is furnished in accordance with the SEC regulations relating to any persons known by the Company to be the beneficial owners of 5% or more of Common Stock. In preparing the following table, the Company has relied on information filed by such persons with the SEC, and in some cases, other information provided to the Company by such persons.

                                                  AMOUNT AND NATURE
              NAME AND ADDRESS OF                   OF BENEFICIAL          PERCENT OF
                BENEFICIAL OWNER                      OWNERSHIP        OUTSTANDING SHARES
              -------------------                 -----------------    ------------------
DM Associates Limited Partnership...............       702,617(1)             14.4%
300 Executive Parkway West
Hudson, Ohio
New DM Management Associates I..................       702,617(1)             14.4%
300 Executive Parkway West
Hudson, Ohio
Robert B. Stein, Jr.............................       981,682(1)(7)          19.1%
300 Executive Parkway West
Hudson, Ohio
Gregory G. Landry...............................       872,742(1)(8)          17.3%
300 Executive Parkway West
Hudson, Ohio
Triumph-Connecticut Limited Partnership.........       813,348(2)             14.3%
28 State Street, 37th Floor
Boston, Massachusetts
Thomas W. Janes.................................       825,473(3)             14.4%
28 State Street, 37th Floor
Boston, Massachusetts
The IDS Mutual Fund Group.......................       396,573(4)              7.5%
IDS Tower 10
Minneapolis, Minnesota
American International Group, Inc...............       382,753(5)              7.3%
70 Pine Street
New York, New York
William L. Musser, Jr...........................       314,900(6)              6.4%
and New Frontier Capital, L.P.
919 Third Avenue
New York, New York

NOTES TO TABLE

(1) DM Associates Limited Partnership ("DM Associates") is the owner of record of 702,617 shares of Common Stock of the Company, representing approximately 14.4% of the issued and outstanding shares of Common Stock. The general partner of DM Associates is New DM Management Associates I ("DM Management I"), which is a general partnership. The general partners of DM Management I are Robert B. Stein, Jr. and Gregory G. Landry, each of whom owns 50% of the partnership interest of DM Management I.

    As the sole general partner of DM Associates, DM Management I has the power to vote and dispose of the 702,617 shares of Common Stock owned by DM Associates, subject to the required consent of a class of limited partners of DM Associates for sales of more than 396,000 shares. The partnership agreement of DM Management I provides that a majority of the partnership interests of DM Management I are required to vote the shares of Common Stock owned by DM Associates.

As the managing general partner of DM Management I, Mr. Stein has sole dispositive power with respect to the 702,617 shares owned by DM Associates, subject to the limitation described above. As general partners of DM Management I, Messrs. Stein and Landry share voting power with respect to the 702,617 shares owned by DM Associates.

(2) Triumph-Connecticut Limited Partnership ("Triumph"), Triumph's general partner, Triumph-Connecticut Capital Advisors, Limited Partnership ("TCCALP"), and TCCALP's general partners, Triumph-Capital Group, Inc., Fredrick W. McCarthy, Fredrick S. Moseley, IV, E. Mark Noonan, Thomas W. Janes, John M. Chapman and Richard J. Williams, reported on a Schedule 13D filed with the SEC their shared beneficial ownership of currently exercisable warrants to purchase an aggregate of 765,000 shares of Common Stock. Due to the stock reclassification on February 9, 2000, and anti-dilution provisions contained in the warrants, the number of warrants has increased to 813,348. If the 813,348 shares underlying the warrants were issued, they would represent approximately 14.3% of the total number of issued and outstanding shares of the Company's Common Stock.

(3) Includes 11,125 shares of Common Stock that Mr. Janes is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options. The shares of Common Stock for Mr. Janes also include the 813,348 shares set forth for Triumph as described in footnote 2 above. Mr. Janes' pecuniary interest in such shares is based upon his status as a general partner of TCCALP, general partner of Triumph, the entity holding the shares, and is not discernible. Mr. Janes disclaims beneficial ownership of all such shares other than those attributable to him as a general partner of TCCALP.

(4) The IDS Mutual Fund Group, through nominees, holds currently exercisable warrants to purchase an aggregate of 396,573 shares of Common Stock.

(5) American International Group, Inc. and its affiliates hold currently exercisable warrants to purchase an aggregate of 382,753 shares of Common Stock.

(6) New Frontier Capital, L.P., and William L. Musser, Jr., in his capacity as General Partner, reported on a Schedule 13D filed with the SEC its beneficial ownership, as an investment advisor, of 314,900 shares of Common Stock.

(7) Includes 235,939 shares of Common Stock that Mr. Stein is, or within 60 days of April 11, 2000, will be, entitled to purchase pursuant to the Company stock option plan. Mr. Stein also has the power to dispose of 2,451 shares held in his 401(k) account included above

(8) Includes 155,750 shares of Common Stock that Mr. Landry is, or within 60 days of April 11, 2000, will be, entitled to purchase pursuant to the Company stock option plan.

         INFORMATION CONCERNING NOMINEES AND CERTAIN EXECUTIVE OFFICERS

BOARD OF DIRECTORS' NOMINEES FOR ELECTION AS DIRECTORS

     Eight directors have been nominated for election by the Board of Directors at this Annual Meeting, to hold office until the next Annual Meeting and until the election and qualification of their successors. The Nominating Committee of the Board of Directors has nominated Albert T. Adams, Frank W. Barrett, J. Kermit Birchfield, Jr., John W. Everets, William A. Foley, Thomas W. Janes, Gregory G. Landry, and Robert B. Stein, Jr. as directors. All of the nominees are currently serving on the Board. It is intended that shares represented by proxy will be voted in favor of all of these persons.

THE COMMITTEE'S NOMINEES

     The Committee filed a preliminary proxy statement with the SEC on April 19, 2000 indicating that it intends to solicit proxies for six individuals for election to the Company's Board of Directors and containing information regarding its nominees.

     The Board of Directors is convinced that the election of the individuals nominated by the Committee would run directly counter to the best interests of the Company and its shareholders. The current Directors are intimately familiar with the Company and the industry in which it operates. The Board of Directors is fully committed to maximizing value for all of the Company's shareholders. The Board of Directors believes that a change in the Board of Directors at this time involving the Committee's nominees would be highly disruptive to the strategy the Company is actively pursuing and could raise significant concerns with current and future business partners. Moreover, uncertainties arising from such a change could result in the loss of key personnel who are unique and important to the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE
     EIGHT NOMINEES OF THE BOARD OF DIRECTORS DESCRIBED BELOW AND NOT
              VOTE IN FAVOR OF ANY NOMINEES OF THE COMMITTEE

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

     The following table sets forth certain information concerning the ownership of the Common Stock and other matters with respect to the nominees, the named executive officers listed in the

Summary Compensation Table and all directors and executive officers as a group, as of April 11, 2000.

                                                           AGGREGATE NUMBER     PERCENT OF
                 NAME (AGE)                   DIRECTOR        OF SHARES         OUTSTANDING
                 DIRECTORS                     SINCE      BENEFICIALLY OWNED      SHARES
                 ----------                   --------    ------------------    -----------
Albert T. Adams (49)........................    1998              9,375(1)           (*)
Frank W. Barrett (60).......................    1983             19,500(2)           (*)
J. Kermit Birchfield, Jr. (60)..............    1996             19,325(3)           (*)
John W. Everets (53)........................    1994             26,625(4)           (*)
William A. Foley (52).......................    1999                875(5)           (*)
Thomas W. Janes (44)........................    1995            825,473(6)(15)     14.4%
Gregory G. Landry (42)......................    1991            872,742(7)(14)     17.3%
Robert B. Stein, Jr. (42)...................    1992            981,682(8)(14)     19.1%

              NAMED EXECUTIVE
                  OFFICERS
              ---------------
Susan D. Adams (42).........................     N/A             11,875(9)           (*)
Alice R. Guiney (46)........................     N/A             13,174(10)          (*)
Dennis J. Tewell (43).......................     N/A             25,595(11)          (*)
Dale R. Valvo (50)..........................     N/A              7,483(12)          (*)

        ALL DIRECTORS AND EXECUTIVE
            OFFICERS AS A GROUP
        ---------------------------
(15 persons)................................     N/A           2,158,101(13)       34.5%

 (*) Owns less than 1% of the issued and outstanding shares of Common Stock.

 (1) Includes 3,500 shares of Common Stock that Mr. Adams is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

 (2) Includes 17,125 shares of Common stock that Mr. Barrett is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

 (3) Includes 11,125 shares of Common Stock that Mr. Birchfield is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

 (4) Includes 14,625 shares of Common Stock that Mr. Everets is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

 (5) Includes 875 shares of Common Stock that Mr. Foley is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

 (6) Includes 11,125 shares of Common Stock that Mr. Janes is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

 (7) Includes 155,750 shares of Common Stock that Mr. Landry is, or within 60 days of April 11, 2000, will be, entitled to purchase pursuant to the Company stock option plan.

 (8) Includes 235,939 shares of Common Stock that Mr. Stein is, or within 60 days of April 11, 2000, will be, entitled to purchase pursuant to the Company stock option plan. Mr. Stein also has the power to dispose of 2,451 shares held in his 401(k) account included above.

 (9) Includes 11,875 shares of Common Stock that Ms. Adams is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

(10) Includes 13,125 shares of Common Stock that Ms. Guiney is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

(11) Includes 21,875 shares of Common Stock that Mr. Tewell is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

(12) Includes 6,875 shares of Common Stock that Mr. Valvo is, or within 60 days of April 11, 2000, will be, entitled to purchase upon the exercise of stock options.

(13) Includes exercisable, within 60 days of April 11, 2000, stock options granted to all directors and executive officers of the Company to purchase 504,189 shares of Common Stock, and currently exercisable warrants to purchase 813,348 shares of Common Stock.

(14) Messrs. Stein and Landry are the general partners of DM Management I (described in footnote 1 to the Principal Shareholders table above). The shares of Common Stock set forth in this table for Messrs. Stein and Landry include the shares beneficially owned by them in their capacity as general partners of DM Management I.

(15) The shares of Common Stock set forth in this table for Mr. Janes include the 813,348 shares set forth for Triumph in the Principal Shareholders table. Mr. Janes' pecuniary interest in such shares is based upon his status as general partner of TCCALP, general partner of Triumph, the entity holding the shares, and is not discernible. Mr. Janes disclaims beneficial ownership of all such shares other than those attributable to him as a general partner of TCCALP.

INFORMATION AS TO NOMINEES FOR ELECTION AS DIRECTORS

     The following sets forth certain information concerning the Company's nominees for election to the Board of Directors at the Annual Meeting.

ALBERT T. ADAMS

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been affiliated with the firm since 1977. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Greater Cleveland Roundtable and of the Western Reserve Historical Society. Mr. Adams is a director of American Industrial Properties REIT, Associated Estates Realty Corporation, Boykin Lodging Company, Captec Net Lease Realty, Inc. and Developers Diversified Realty Corporation.

FRANK W. BARRETT

     Mr. Barrett is Executive Vice President of Family Bank, FSB a subsidiary of Peoples Heritage Financial Group. He previously served as Senior Vice President for Bank of Ireland First Holdings, Inc. from September 1990 to December 1993, as Senior Vice President for Connecticut National Bank from May 1990 to September 1990, and as Senior Vice President for Shawmut Bank, N.A. from January 1988 to May 1990. Mr. Barrett is a member of the Board of Directors of the Providence and Worcester Railroad, which provides freight rail service in Connecticut, Massachusetts and Rhode Island.

J. KERMIT BIRCHFIELD, JR.

     Mr. Birchfield has been the Chairman of the Board of Displaytech, Inc., a manufacturer of high resolution miniature ferro-electric liquid crystal displays since 1995. From June 1990 to November 1994 he served as Senior Vice President and General Counsel of M/A-COM, Inc., a telecommunications company. Mr. Birchfield is a member of the Board of Directors of HPSC, Inc., a publicly held company that provides financing for the purchase of health care equipment, Intermountain Gas Company, Inc., an Idaho public utility company, and the Compass Group of Mutual Funds of MFS, Inc., a wholly owned subsidiary of Sun Life of Canada, a registered mutual funds company.

JOHN W. EVERETS

     Mr. Everets has been Chairman of the Board and Chief Executive Officer of HPSC, Inc., a publicly held company that provides financing for health care equipment since July 1993 and has been a director of HPSC, Inc. since 1983. He was Chairman of the Board of T.O. Richardson Co., Inc., a financial services company, from January 1990 until July 1993. Mr. Everets is also a director of Eastern Company, a publicly held manufacturing company.

WILLIAM A. FOLEY

     Mr. Foley has been the Chairman, President, Chief Executive Officer and a Director of LESCO, Inc., the leading manufacturer and direct marketer of turf care products and equipment, since July 1993. He was President and Chief Executive Officer of Imperial Wall Coverings, Inc., a wallpaper producer and subsidiary of Collins & Aikman, Inc. from October 1990 until February 1993. Mr. Foley is also a director of Libbey, Inc., a producer of glass products.

THOMAS W. JANES

     Mr. Janes has been a Managing Director since 1990 of Triumph Capital Group, Inc., a firm engaged in investment management and investment banking. He is also a general partner of Triumph-Connecticut Capital Advisors Limited Partnership, the general partner of Triumph-Connecticut Limited Partnership.

GREGORY G. LANDRY

     Mr. Landry has served as Chief Financial Officer of the Company since August 1990, was named Executive Vice President of the Company in April 1992, and Vice Chairman in April 2000. Mr. Landry joined the Company in October 1985 and served in various financial positions, including Treasurer. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

ROBERT B. STEIN, JR.

     Mr. Stein was elected President of the Company in September 1994, Chief Executive Officer in June 1995 and Chairman of the Board of Directors in December 1995. He joined the Company in 1983 and served in various positions including Treasurer, General Manager of the Midwest Region, and Executive Vice President-Operations and Marketing. Mr. Stein is also a director of LESCO, Inc.

                               EXECUTIVE OFFICERS

     Listed below are the names, positions and ages of the executive officers of the Company as of April 19, 2000. Each executive officer will serve until his successor is selected by the Board of Directors or until the earlier of his earlier resignation or removal.

               NAME                                   POSITION                       AGE
               ----                                   --------                       ---
  Robert B. Stein, Jr...........    Chairman of the Board, President and             42
                                    Chief Executive Officer
  Gregory G. Landry.............    Vice Chairman and                                42
                                    Chief Financial Officer
  J. Wayne Colley...............    Executive Vice President and                     54
                                    Chief Operating Officer
  Dennis J. Tewell..............    Senior Vice President Marketing                  43
  Alice R. Guiney...............    Vice President Human Resources                   46
  Susan D. Adams................    Vice President Finance and Treasurer             42
  Dale R. Valvo.................    Vice President Gasoline and Store Development    50

ROBERT B. STEIN, JR.

     Mr. Stein was elected President of the Company in September 1994, Chief Executive Officer in June 1995 and Chairman of the Board of Directors in December 1995. He joined the Company in 1983 and served in various positions including Treasurer, General Manager of the Midwest Region, and Executive Vice President -- Operations and Marketing. Mr. Stein is also a director of LESCO, Inc.

GREGORY G. LANDRY

     Mr. Landry has served as Chief Financial Officer since August 1990, was named Executive Vice President of the Company in April 1992, and Vice Chairman in April 2000. Mr. Landry joined the Company in October 1985 and served in various financial positions, including Treasurer. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

J. WAYNE COLLEY

     Mr. Colley joined the Company in January 2000 as Executive Vice President and Chief Operating Officer. From August 1993 to October 1997, Mr. Colley served as Sr. Vice President Logistics with Hechinger Stores, Inc., a home improvement retailer, after which time he retired until joining the Company. Mr. Colley has also served as Sr. Vice President Prototype Development and Vice President Store Operations with Ames Department Stores, Executive Vice President and Chief Operating Officer, Office World, Inc. and Vice President Merchandise Presentation, McCrory Stores.

DENNIS J. TEWELL

     Mr. Tewell was named Senior Vice President Marketing in May 1999. Mr. Tewell served as Vice President Business Development and Franchise Operations from February 1997 to May 1999. Mr. Tewell joined the former CONNA Corporation in 1985 and has served as Vice President

Franchise Operations, Vice President Business Development, Vice President Store Operations, Director of Operations, Strategic Planning Coordinator in the Southeast Region, and special consultant for the Company's international operations in Europe.

ALICE R. GUINEY

     Ms. Guiney was named Vice President Human Resources in November 1996. Prior to joining the Company, Ms. Guiney directed corporate and field operational disciplines of human resources for Sunglass Hut International in Coral Gables, Florida. Ms. Guiney also held the positions of Director of Merchandising and Director of Administration during her tenure with Burdines Department Stores.

SUSAN D. ADAMS

     Ms. Adams was named Vice President Finance and Treasurer in December 1997. Prior to joining the Company, Ms. Adams served as Assistant Treasurer for Doubletree Corporation. She has also served as Assistant Treasurer for Circle K Corporation.

DALE R. VALVO

     Mr. Valvo was named Vice President Gasoline and Store Development in February 1999. He joined the Company in April 1998 as Vice President Gasoline Operations. Prior to joining the Company, Mr. Valvo was General Manager Marketing-Southeast Business Unit for Fina Oil and Chemical Company. Mr. Valvo also served as President of Harken Marketing Company, a subsidiary of Harken Energy Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on the Company's review of Forms 3, 4 and 5, all transactions occurring during fiscal year 2000 which required the reporting of changes in beneficial ownership of the Company's Common Stock were timely filed for all of the Company's executive officers and directors, except for the initial statement of beneficial ownership for Mr. Foley which was not timely filed with the Securities and Exchange Commission.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the 2000 fiscal year, the Board of Directors of the Company held seven meetings. None of the directors attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which they were members.

     The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee currently consists of Messrs. Barrett, Birchfield, Janes and Everets and is responsible for recommending the appointment of independent accountants and for reviewing the reports and expenses of the audits conducted by the Company's independent accountants. The Compensation Committee currently consists of Messrs. Adams, Barrett, Everets and Foley and is responsible for recommending the compensation to be paid to the Company's executive officers and for administering the Company's stock option plans. The Nominating Committee currently consists of Messrs. Adams, Birchfield, Everets and Stein and is responsible for receiving and recommending to the Board of Directors the nominees for persons to serve as directors of the Company. During the 2000 fiscal year there were six meetings of the Compensation Committee and one meeting each of the Audit Committee and the Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors during the last fiscal year were Messrs. Adams, Barrett, Everets and Foley. Messr. Adams is a partner of Baker & Hostetler LLP, which acts as the Company's general outside legal counsel. No member of the Compensation Committee was at any time during fiscal year 2000, or at any other time, an officer or employee of the Company. Messr. Foley is the Chairman, President, Chief Executive Officer and Director of LESCO, Inc. Messr. Stein also serves as a director of LESCO, Inc. No other executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

SHAREHOLDER NOMINATIONS OF DIRECTORS

     In addition to the right of the Board of Directors of the Company to make nominations of persons for election as Directors, nominations may be made at a meeting of shareholders by any shareholder of the Company entitled to vote for the election of Directors at the meeting who complies with certain notice procedures set forth in the Company's Certificate of Incorporation. Such nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 14 days nor more than 60 days prior to the meeting of shareholders called for the election of Directors; provided, however, that if fewer than 21 days notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. A shareholder's notice must set forth as to each person whom the shareholder proposes to nominate for election or re-election as a
Director: (i) the name, age, business address, and, if known, residence address of such person, (ii) the principal occupation or employment of such person,
(iii) the number of shares of stock of the Company that are beneficially owned by such person, and (iv) any other information reasonably requested by the Company. All such shareholder nominations may be made only at a meeting of shareholders called for the election of Directors at which that shareholder is present in person or by proxy.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

     The table below provides certain information for the Company's past three fiscal years regarding the cash and other compensation paid to, earned by, or awarded to the six most highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                            AWARDS(a)
                                  ANNUAL COMPENSATION                      ------------
                              ---------------------------   OTHER ANNUAL    SECURITIES     ALL OTHER
     NAME AND PRINCIPAL       FISCAL                        COMPENSATION    UNDERLYING    COMPENSATION
          POSITION             YEAR     SALARY     BONUS        (b)          OPTIONS          (c)
          --------            ------   --------   -------   ------------   ------------   ------------
Robert B. Stein, Jr.........   2000    $391,346   $50,000      $1,611             --         $9,430
President, Chief Executive     1999     374,998        --      45,983        183,750         10,270
Officer and                    1998     331,738    80,000      43,869             --          9,126
Chairman of the Board
Gregory G. Landry...........   2000     264,615    37,500          --             --          9,220
Vice Chairman and              1999     244,998        --          --        105,000         10,009
Chief Financial Officer        1998     239,230    40,000       1,846             --          8,670
Susan D. Adams..............   2000     129,904    10,000       6,000          7,500            550
Vice President Finance and     1999     125,000        --      45,193             --            536
Treasurer                      1998      26,442        --      15,983         20,000             --
Alice R. Guiney.............   2000     129,904    10,000       2,265          7,500            550
Vice President Human           1999     125,000        --       1,508             --            388
Resources                      1998     125,000        --      32,771         15,000             --
Dennis J. Tewell............   2000     141,346    10,000       6,000          7,500            550
Senior Vice President          1999     116,061        --       5,500             --            388
Marketing                      1998     105,261    10,000          --         10,000            246
Dale R. Valvo...............   2000     133,750    10,000       6,000          7,500            550
Vice President Gasoline and    1999      89,216        --       5,000         20,000            865
Store Development              1998          --        --          --             --             --

(a) The Company did not grant any stock appreciation rights or make any long-term incentive plan payments during fiscal years 2000, 1999 or 1998.

(b) Other annual compensation for the following named executive officers includes the following amounts paid on behalf of, or received by, each officer: (i) In fiscal year 2000, Mr. Stein received $894 for relocation expense and $717 in tax reimbursement. In fiscal year 1999, Mr. Stein received $27,731 for relocation expense and $18,252 in tax reimbursement. In fiscal year 1998, Mr. Stein received $42,915 for relocation expense; (ii) In fiscal year 1998 Mr. Landry received $539 for relocation expense and $432 in tax reimbursement; (iii) In fiscal year 2000, Ms. Adams received $6,000 in automobile allowance. In fiscal year 1999, Ms. Adams received $24,100 for relocation expense, $14,093 in tax reimbursement, and $7,000 in automobile allowance. In fiscal year 1998, Ms. Adams received $8,934 for relocation expense and $7,049 in tax reimbursement. Ms. Adams has been employed by the Company since November 2, 1997; (iv) In fiscal year 2000, Ms. Guiney was paid $2,265 for automobile allowance. In fiscal year 1999, Ms. Guiney was paid $1,508 for automobile allowance. In fiscal year 1998, Ms. Guiney was paid $20,591 for relocation expense and $12,180 in tax reimbursement; (v) For Mr. Tewell, the amounts represent automobile allowances; (vi) For Mr. Valvo the amounts represent automobile allowances. Mr. Valvo has been employed by the Company since April 1, 1998.

(c) Includes amounts contributed for the benefit of the Company's executive officers to the Company's qualified profit sharing plan and premiums paid by the Company for split-dollar and life insurance for the benefit of certain executive officers during the applicable years. Company contributions to the qualified profit sharing plan for each of the 2000, 1999, and 1998 fiscal years, respectively, included $550, $388 and $246 for Mr. Stein, $550, $388 and $0, for Mr. Landry, $550, $536 and $0 for Ms. Adams, $550, $338 and $0 for Ms. Guiney, $550, $388 and $246 for Mr. Tewell, and $550, $865 and $0 for Mr. Valvo. Premiums paid on split-dollar and life insurance for each of the 2000, 1999, and 1998 fiscal years, respectively, included $8,880, $9,882 and $8,880 for Mr. Stein, and $8,670, $9,621 and $8,670 for Mr. Landry.

LONG-TERM INCENTIVE AWARDS IN LAST FISCAL YEAR

     The Company did not grant stock awards in fiscal year 2000 to any of the executive officers listed in the Summary Compensation Table above.

OPTIONS GRANTS IN LAST FISCAL YEAR

     The table below provides certain information regarding stock options granted during the Company's last fiscal year to the named executive officers listed in the Summary Compensation Table above.

                                       INDIVIDUAL GRANTS
                                    -----------------------                      POTENTIAL REALIZABLE
                         NUMBER                                                    VALUE AT ASSUMED
                           OF                                                   ANNUAL RATES OF STOCK
                       SECURITIES    % OF TOTAL    EXERCISE                       PRICE APPRECIATION
                       UNDERLYING     OPTIONS       PRICE                          FOR OPTION TERM
                        OPTIONS      GRANTED TO      PER                                 (c)
                        GRANTED     EMPLOYEES IN    SHARE                       ----------------------
        NAME              (a)       FISCAL YEAR      (b)      EXPIRATION DATE      5%           10%
        ----           ----------   ------------   --------   ---------------   ---------    ---------
Robert B. Stein,
  Jr.................    --           --             --             --             --           --
Gregory G. Landry....    --           --             --             --             --           --
Susan D. Adams.......    7,500          3.0%        $3.00     March 11, 2009     $14,150      $35,859
Alice R. Guiney......    7,500          3.0%        $3.00     March 11, 2009     $14,150      $35,859
Dennis J. Tewell.....    7,500          3.0%        $3.00     March 11, 2009     $14,150      $35,839
Dale R. Valvo........    7,500          3.0%        $3.00     March 11, 2009     $14,150      $35,859

(a) The options become fully exercisable over four years, with 25% of the shares subject to the option becoming exercisable on each anniversary of the option grant date. All options expire ten years from the date of grant, unless sooner terminated by, for example, the failure to exercise an option, to the extent it is then exercisable, before three months after termination of employment, except for termination in the case of death, in which case, the option is exercisable within one year from the date of death by the optionee's executor, administrator or personal representative, to the extent it is then exercisable.

(b) All options were granted at an exercise price per share equal to the fair market value of the Company's Common Stock, on the date of grant, as quoted on the American Stock Exchange (AMEX).

(c) The amounts shown as potential realizable value illustrate what might be realizable upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates established in regulations of the Securities and Exchange Commission, compounded annually. The potential realizable value is not intended to predict future appreciation of the Company's stock. The values shown do not consider nontransferability or termination of the options upon termination of employment.

FISCAL YEAR-END OPTION VALUES

     The table below sets forth information regarding stock options that were exercised, if any, during the past fiscal year, and unexercised stock options held as of January 29, 2000, by the executive officers listed in the Summary Compensation Table above.

                                                                                   VALUE OF
                                                              NUMBER OF          UNEXERCISED
                                                          SHARES UNDERLYING      IN-THE-MONEY
                                                             UNEXERCISED          OPTIONS AT
                              NUMBER OF                      OPTIONS AT             FISCAL
                           SHARES ACQUIRED                 FISCAL YEAR END       YEAR END (1)
                           ON EXERCISE OF      VALUE      EXERCISABLE (E)/     EXERCISABLE (E)/
          NAME                 OPTIONS        REALIZED    UNEXERCISABLE(U)     UNEXERCISABLE(U)
          ----             ---------------    --------    -----------------    ----------------
Robert B. Stein, Jr......      12,500          $9,375           210,938(E)        $  21,420(E)
                                                                137,812(U)               --(U)
Gregory G. Landry........       8,125           6,094           137,750(E)           26,177(E)
                                                                 78,750(U)               --(U)
Susan D. Adams...........          --              --            10,000(E)               --(E)
                                                                 17,500(U)            1,875(U)
Alice R. Guiney..........          --              --            11,250(E)               --(E)
                                                                 16,250(U)            1,875(U)
Dennis J. Tewell.........          --              --            20,000(E)            6,460(E)
                                                                 12,500(U)            1,875(U)
Dale R. Valvo............          --              --             5,000(E)               --
                                                                 22,500(U)            1,875(U)

(1) Values are calculated for options "in the money" by subtracting the exercise price per share from the closing price per share of the Company's Common Stock on January 29, 2000, which was $3.25. Certain of the executive officers have options to purchase shares of Common Stock at exercise prices greater than the fair market value of the applicable class of Common Stock as of January 29, 2000. Such options are not "in the money" and, therefore, their value is not disclosed above.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In March 1998, the Company adopted a Supplemental Executive Retirement Plan (the "SERP") to provide additional retirement benefits, payable in a lump sum, to certain executive officers. Currently, only Messrs. Stein and Landry participate in the SERP. The SERP is an unfunded plan; however, the Company intends to use the cash surrender value of key life insurance policies purchased by the Company on the lives of Messrs. Stein and Landry to fund its obligations under the Plan. Messrs. Stein and Landry have no claim or right to the proceeds of the cash surrender value of the insurance policies that are payable upon their death. To the extent they have an accrued vested benefit under the SERP, they will only have a claim against the general assets of the Company. Messrs. Stein and Landry are each 100% vested as of the end of fiscal year 2000.

     The benefits under the SERP are payable in a lump sum, which reflects the annual life benefit determined under the SERP, discounted to its present value. The lump sum benefit is based on providing the participant the present value of an annual annuity commencing at age 65 and payable through participant's death equal to (a) 50% of the average of participant's three greatest years of compensation during participant's last five years of service with the Company multiplied by a percentage equal to the actual years of service credited through retirement divided by the years of service the participant could have been credited with through the age of 65, less (b) the actuarial equivalent value, as determined under the SERP, of (i) half the participant's Social Security benefits and (ii) all Company contributions or allocations on the participant's behalf to or under any other deferred compensation or retirement-type plans, such as the Company 401(k) matching contribution, plus deemed interest equal to seven percent compounded annually, on such contributions or allocations. Stock option grants and incentive stock awards are not considered under the SERP as Company contributions or allocations under a retirement plan. The portion of the benefit that is based on the percentage of years of service credited to the participant will accelerate to 100% upon (a) a change of control that is not approved by two-thirds of the Board of Directors or (b) the Company terminating the participant without "good cause."

     The compensation covered under the SERP is generally the same compensation that is covered in the Summary Compensation Table for Messrs. Stein and Landry, except that compensation under the SERP does not include the Company 401(k) match or compensation from any equity based compensation plan including stock options and incentive stock awards.

     If Messrs. Stein and Landry, who are both currently 42 years of age, retired at age 65 and they both received annual increases in their compensation each year through age 65, they would be entitled to an accrued lump sum benefit of approximately $4,196,000 and $2,695,000 respectively, at age 65. If any excise taxes are due on such payments, the payments will be grossed up to cover such taxes.

DIRECTORS' COMPENSATION

     Messrs. Barrett, Birchfield, and Janes received Directors' fees of $21,500, $18,500 and $15,500, respectively, for the fiscal year 2000. Messrs. Adams, Everets, and Foley deferred $21,000, $22,000 and $15,000, respectively, in Directors' fees pursuant to the Directors' Deferred Compensation Plan that was adopted in fiscal year 1999. Under the plan, a Director's compensation is credited to the Director's account and valued thereafter as if the Director had invested the deferred amount in the Company's Common Stock. The annual fee for outside Directors for the 2000 fiscal year is $12,000 plus $1,000 for each regular or special meeting of the Board attended, plus $500 for telephonic meetings. The remaining Directors, who are employees of the Company, receive no Directors' fees.

In February 1999, Messrs. Barrett, Everets, Birchfield, Janes and Adams each received options to purchase 3,500 shares of the Company's Common Stock at $3.38 per share, pursuant to the stock option plan for outside directors. In addition, Messrs. Adams and Foley each received options to purchase 3,500 shares of the Company's Common Stock at $3.75 per share, as their initial stock option grants pursuant to the stock option plan for outside directors. Mr. Foley was elected to the Board of Directors in fiscal year 2000. Mr. Adams was elected to the Board of Directors in fiscal year 1998 but did not receive his initial stock option grant until fiscal year 2000.

EMPLOYMENT AGREEMENTS

     In January 2000, the Company entered into employment agreements with Messrs. Stein, Landry and Colley. The employment agreements for Messrs. Stein and Landry commenced on January 1, 2000 and are initially for three (3) year terms. The employment agreement for Messr. Colley commenced on January 18, 2000 and is initially for a term which shall terminate on December 31, 2002. Each of the employment agreements provide that commencing on January 1, 2001 and each January 1 thereafter, each term is automatically extended one additional year such that the remaining unexpired term shall be (3) years unless the Company or the employee gives notice before December 31st of each year that it or he does not desire to have the term extended. Under the employment agreements, Messrs. Stein, Landry and Colley receive annual salaries that may be increased, but may not be decreased. In addition, the employment agreements provide that the Board of Directors, or a committee thereof, may award each employee annual bonuses if performance criteria to be determined by the Board are met.

     Under the employment agreements, if the employee's employment is terminated for any reason, other than by the Company without cause or by the employee for good reason, or as a result of death or disability, then the employee will receive his salary and bonus through the date of termination. If the employee dies or is disabled, he will also receive any additional benefits that are provided under the Company's death and disability programs in effect at the time of death or disability. In addition, if an employee is disabled and there is no disability program in effect or if an employee dies, then the employee's beneficiary will receive 100% of the employee's annual salary plus an amount equal to the highest of the aggregate bonus payments earned by the employee for any of the last three 12-month periods prior to the date of termination.

     The employment agreements provide that if the employee's termination is by the Company without cause or by the employee for good reason, and not as a result of the employee's death or disability, the employee will receive his full salary and bonus through the date of termination. The amount of the employee's bonus will be the highest of the aggregate bonus payments earned by the employee for any of the last three 12-month periods prior to the date of termination. The agreement for Messr. Colley also provides that after such termination, Messr. Colley will receive a severance payment equal to 100% of the sum of his then current full base salary and annual bonus. The agreements for Messrs. Stein and Landry also provide that after such termination, each of Messrs. Stein and Landry will receive a severance payment equal to three (3) times the sum of his then current full base salary and annual bonus. If any payment in connection with the termination of the employee's employment under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company will pay the employee an additional payment equal to the amount of any excise tax the employee incurs as a result of the employee's receipt of the additional payment.

                             COMPENSATION COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors. The Committee, which consists of Messrs. Everets (Chairman), Adams, Barrett, and Foley, is responsible for establishing and administering the Company's executive compensation policies and the Company's stock option and other employee equity plans. This report addresses the compensation policies for the fiscal year 2000 for executive officers and in particular for Mr. Robert B. Stein, Jr. in his capacity as President, Chief Executive Officer and Chairman of the Board.

GENERAL COMPENSATION POLICY

     The objectives of the Company's executive compensation program are to:

        - Provide a competitive compensation package that will attract and retain superior talent and reward performance;

        - Support the achievement of desired Company performance; and

        - Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of shares of the Company's Common Stock, thereby encouraging the achievement of superior results over an extended period.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's executive officer compensation program is comprised primarily of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on the achievement of predetermined financial objectives of the Company and individual objectives; (iii) discretionary bonuses, which are granted under special circumstances; (iv) supplemental executive retirement plan benefit; and (v) long-term incentive compensation in the form of periodic stock option and restricted stock grants, with the objective of aligning the executive officers' long-term interests with those of the shareholders and encouraging the achievement of superior results over an extended period.

     The Committee performs annual reviews of executive compensation, during which the Committee reviews executive compensation packages of the Company compared with available information on other national and regional convenience store chains, including some, but not all, of the companies included in the Peer Group Index (defined below).

     In considering compensation of the Company's executives, one of the factors the Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. The Company does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Company's present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

BASE SALARY

     The Committee reviews base salary levels for the Company's executive officers on an annual basis. In determining salaries, the Committee takes into consideration individual experience and performance, and comparable compensation data available on other national and regional convenience store chains. The Company seeks to set base salaries to be competitive with compensation paid by comparable companies to persons with similar experience.

ANNUAL INCENTIVE BONUSES

     The Committee determines the amount of annual cash bonuses based on achievement of predetermined financial, operational and strategic objectives. Giving greatest weight to the attainment of financial targets, specifically pre-tax earnings and cash flow, the Company also awards bonuses based on various operational and strategic objectives geared to specific management groups (i.e., financial, management, information systems, construction and marketing), and for Mr. Robert B. Stein, Jr. individually.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentive compensation, in the form of stock options and restricted stock grants, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Committee believes that an enhanced market value for the Company's shares of Common Stock should be a primary objective of senior management, and that stock option and restricted stock grant participation align executive officers' interests with those of the shareholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. In determining the amount of each grant, the Committee takes into account the number of shares held by the executive prior to the grant.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

     The Company adopted the SERP to provide additional retirement benefits to certain key executives. It is intended to attract and retain these executives. The benefits primarily accrue under the SERP based on compensation paid to the executive and the years of service the executive provides to the Company. Currently only Messrs. Stein and Landry participate in the SERP. The Company believes that these benefits are reasonable in relation to the executive compensation practices of other companies.

NON-QUALIFIED COMPENSATION PLAN

     In fiscal year 2000, the Company adopted a non-qualified compensation plan that permits its "highly compensated employees," which includes all the executive officers set forth in the Executive Officer's Compensation table, to receive substantially the same tax deferred savings, company match and investment experience that they would experience if they were able to participate in the Company's 401(k) Savings and Profit Sharing Plan at the same level as the "non-highly compensated employee." Distributions under the plan, including deferral amounts, company match and earnings are paid from the general assets of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Stein, who holds the positions of Chairman of the Board, President and Chief Executive Officer was paid a base salary of $391,346, and a bonus of $50,000 during fiscal year 2000. Mr. Stein was not granted any stock options in fiscal year 2000. Mr. Stein's salary was increased from fiscal year 1999.

THE COMPENSATION COMMITTEE:

John W. Everets, Chairman
Albert T. Adams
Frank W. Barrett
William A. Foley

                               PERFORMANCE GRAPH

     The Performance Graph set forth on the following page compares the performance of the former Class A Common Stock over the past five years with (i) the cumulative total return on the American Stock Exchange Stock Market (the "AMEX") and (ii) a peer group index consisting of AMEX Stocks Standard Industry Codes 5410-5419 (grocery stores) ("Peer Group Index").

     The figures presented assume the reinvestment of all dividends into shares of Common Stock on the dividend payment date and that $100 was invested in Common Stock and in the AMEX Stock Market Index (U.S. Companies) and Peer Group Index on January 29, 1995, and held through January 29, 2000 (the end of the Company's most recent fiscal year).

                Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                      Dairy Mart Convenience Stores, Inc.

Prepared by the Center for Research in Security Prices
Produced on 04/06/2000 including data to 01/29/2000

                                                                                                         AMEX STOCKS (SIC 5410-
                                                 DAIRY MART CONVENIENCE       AMEX STOCK MARKET (US        5419 US COMPANIES)
                                                      STORES, INC.                 COMPANIES)                GROCERY STORES
                                                 ----------------------       ---------------------      ----------------------
01/27/1995                                                   100                         100                         100
01/28/1995                                                   100                     103.158                     105.173
03/29/1995                                                95.082                     104.036                      106.21
04/28/1995                                               111.475                     107.132                     118.197
05/26/1999                                               137.705                     110.025                     126.375
06/29/1995                                               131.148                     111.889                     126.219
07/28/1995                                                124.59                     118.206                     138.954
08/29/1995                                               160.656                     119.474                     134.115
09/29/1995                                               147.541                     124.182                     140.457
10/27/1995                                               157.377                     118.095                     142.623
11/29/1995                                               177.049                     121.758                      150.96
12/29/1995                                               147.541                     125.203                     142.232
02/02/1996                                               147.541                     124.996                     148.334
02/29/1996                                               157.377                     127.376                     149.494
03/29/1996                                               157.377                     128.552                     150.273
04/29/1996                                               144.262                      133.56                     144.986
05/29/1996                                               157.377                     136.903                     155.637
06/28/1996                                               154.098                     129.779                      163.77
07/29/1996                                               157.377                     118.882                     151.949
08/29/1996                                               157.377                     123.469                     155.522
09/27/1996                                               131.148                     125.916                     157.299
10/29/1996                                               131.148                     123.198                     153.112
11/29/1996                                               129.508                     129.147                     154.862
12/27/1996                                               114.754                     127.204                     159.402
01/31/1997                                                150.82                     130.168                     152.503
02/28/1997                                               137.705                     132.558                     150.742
03/27/1997                                                124.59                      128.23                     149.759
04/29/1997                                               121.312                     121.444                     150.892
05/29/1997                                               157.377                     134.166                     152.936
06/27/1997                                               152.459                      138.78                     157.629
07/29/1997                                               160.656                     143.687                     152.515
08/29/1997                                               147.541                     146.882                     151.975
09/29/1997                                               144.262                     158.127                     153.745
10/29/1997                                               127.869                     152.997                     142.832
11/28/1997                                               118.033                     153.073                     158.019
12/29/1997                                               129.508                     154.957                     156.797
01/30/1998                                               109.836                     156.313                     152.388
02/27/1998                                               114.754                     165.951                     171.051
03/27/1998                                               111.476                     174.412                      179.57
04/29/1998                                                98.361                     176.772                     172.334
05/29/1998                                               111.476                     170.269                     203.976
06/29/1998                                               101.639                     174.213                     203.011
07/29/1998                                                101.64                     172.401                     204.165
08/28/1998                                                93.443                     148.085                     201.449
09/29/1998                                                98.361                     149.872                     202.832
10/29/1998                                                91.803                     153.745                     203.569
11/27/1998                                               114.754                     163.192                     213.842
12/29/1998                                                   100                     166.243                     199.447
01/29/1999                                                91.803                     178.304                      200.26
02/26/1999                                                88.525                     174.388                     186.476
03/29/1999                                                98.361                     176.431                     185.283
04/29/1999                                                95.082                     189.567                     162.945
05/28/1999                                                101.64                     192.534                     169.671
06/29/1999                                                98.361                      191.56                     164.811
07/29/1999                                                95.082                     193.147                     192.913
08/27/1999                                               140.984                     190.013                     197.934
09/29/1999                                                98.361                     189.235                     182.432
10/29/1999                                                85.246                     191.509                     158.438
11/29/1999                                               114.754                     204.639                     156.841
12/29/1999                                                88.525                     212.388                     145.462
01/28/2000                                                85.246                     211.448                     152.485

                              CERTAIN TRANSACTIONS

STOCK OWNED BY DM ASSOCIATES

     DM Associates Limited Partnership ("DM Associates") is the owner of record of 702,617 shares of Common Stock of the Company, representing approximately 14.3% of the issued and outstanding shares of Common Stock. The general partner of DM Associates is New DM Management I, which is a general partnership. The general partners of New DM Management I are Robert B. Stein, Jr., a Director and the Chairman of the Board, Chief Executive Officer and President of the Company, and Gregory G. Landry, a Director and the Vice Chairman and Chief Financial Officer of the Company.

OUTSIDE COUNSEL

     Albert T. Adams, one of the Company's directors, is a partner of Baker & Hostetler LLP, which acts as the Company's general outside legal counsel. The Company expects that Baker & Hostetler will continue to provide legal services in that capacity in fiscal year 2001.

OTHER TRANSACTIONS

     On April 16, 1999 the Company entered into an IT Services Agreement with EmpowerWare, Inc. EmpowerWare, Inc. is a Connecticut-based company specializing in financial and retail accounting software. It is owned by Scott Stein, the former Vice President Management Information Systems of the Company and the brother of Robert B. Stein, Jr. Scott Stein resigned from the Company on April 30, 1999. In connection with his resignation he received a stay on bonus of $65,000. For a monthly fee of approximately $55,000 (plus expenses) EmpowerWare, Inc. provides relationship management, project management and administration, software upgrades, production support and other services. The term of the Agreement is from May 3, 1999 to May 1, 2001, unless otherwise terminated or extended in accordance with its terms. The Company believes that the fees payable to EmpowerWare, Inc. are on terms no less favorable than would be available in an arms-length transaction with any other vendor.

                         REQUIRED VOTES OF SHAREHOLDERS

     Under Delaware law and pursuant to the Company's Bylaws, the presence in person or by proxy of the holders of a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting is necessary for a quorum to transact business at the Annual Meeting. In order for the nominees to be elected as Directors by the shareholders, the affirmative vote of a plurality of the Common Stock present in person or by proxy is necessary.

                        COST AND METHOD OF SOLICITATION

     The Company will bear the cost of this solicitation. While no precise estimate of this cost can be made at the present time, the Company currently
estimates that it will spend a total of approximately $          for its
solicitation of proxies, including expenditures for attorneys, solicitors and advertising, printing, transportation and related expenses, but excluding the salaries and wages of regular employees and officers and the normal expenses of an uncontested proxy solicitation for the
election of directors. As of April      , 2000, the Company has incurred proxy
solicitation expenses of approximately $          . In addition to soliciting
proxies by mail, Directors, officers and some employees of the Company may solicit proxies in person or by telephone or telecopy.

     The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's capital stock. The Company will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. The Company has retained the proxy solicitation firm of MacKenzie Partners ("MacKenzie") at estimated fees of not more than $25,000 in the aggregate, plus reasonable out-of-pocket expenses, to participate in the solicitation of proxies and revocations. The Company also has agreed to indemnify MacKenzie against certain liabilities and expenses. The Company
estimates that approximately                employees of MacKenzie will be
involved in the solicitation of proxies on behalf of the Company.

                  INFORMATION CONCERNING DIRECTORS AND CERTAIN
                   OFFICERS AND EMPLOYEES OF THE COMPANY WHO
                              MAY SOLICIT PROXIES

     Under the applicable regulations of the SEC, each of the Directors of the Company is deemed to be a "participant" in the Company's solicitation of proxies.

     The following table sets forth (a) the name, business address and principal occupation of the Directors and nominees as Director of the Company and any officers and employees of the Company who may also solicit proxies from shareholders of the Company ("Participants") and (b) the dates, types and amounts of each Participants' purchases and sales of the Company's Common Stock within the past two years. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio.

     Except as otherwise indicated, shares of Common Stock of the Company owned of record by each Participant are also owned beneficially by such Participant. The number of shares of Common Stock of the Company owned by each Director, and is set forth in the table under "Ownership of Equity Securities of the Company". The number of shares of Common Stock of the Company owned by each other Participant is set forth below.

[TO BE INSERTED]

     Except as described in this Proxy Statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any securities of the Company or of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in the Proxy Statement, no Participant or Participant Affiliate is either a party to any transaction or
series of transactions since                , or has knowledge of any currently
proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest.

     Except as described in this Proxy Statement, no Participant or Participant Affiliates has entered into any agreement or understanding with any person respecting any (i) future employment by the Company or its affiliates or (ii) any transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Proxy Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliates within the past year with any person with respect to any capital stock of the Company.

                             SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal in the Company's Proxy Statement for the fiscal year 2001 Annual Meeting of the Shareholders of the Company may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Company's Chief Financial Officer at the Company's principal office located at One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236, no later than December 22, 2000. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board of Directors may exercise their discretionary voting authority, without any discussion on the proposal in next year's Proxy Statement, with respect to any proposal which is received by the Company after March 30, 2001.

                                    GENERAL

     The Company's Annual Report to Shareholders contains financial statements for the fiscal year ended January 29, 2000, as well as other information concerning the operations of the Company.

     The Company is not aware of any matters other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Shareholders, which will be presented at the Annual Meeting. However, if any other matters should properly come before the meeting, it is intended that proxies will be voted thereon in accordance with the best judgment of the person or persons voting such proxies.

                                   IMPORTANT

1. Be sure to vote on the WHITE proxy card. We urge you not to sign any proxy card which is sent to you by the Committee.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the WHITE proxy "FOR" the Board of Directors' nominees.

3. If you have any questions or need assistance in voting your shares, please call toll free:

                               MacKenzie Partners
                            156 Fifth Avenue, P.H. 3
                               New York, NY 10010

                         CALL TOLL FREE (800) 322-2885

                                    PROXY

                     DAIRY MART CONVENIENCE STORES, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 25, 2000

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert B. Stein, Jr., Gregory G. Landry and Albert T. Adams, and each or any of them, with full power of substitution, the proxies of the undersigned to vote all of the shares of Common Stock of Dairy Mart Convenience Stores, Inc. ("Dairy Mart") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Dairy Mart to be held at the Diary Mart Convenience Stores, Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio on the 25th day of May, 2000 at 10:00 a.m. (eastern time), and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present upon:

                         (TO BE SIGNED ON REVERSE SIDE)

                         ANNUAL MEETING OF SHAREHOLDERS
                       DAIRY MART CONVENIENCE STORES, INC.

                                      PROXY

                                  MAY 25, 2000



                Please Detach and Mail in the Envelope Provided

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.




                    FOR          WITHHELD
1. Election of      / /            /  /         NOMINEES:                       2. In their discretion such other matters as may
   Directors                                                                    properly come before the meeting.
                                                     Albert T. Adams
FOR, EXCEPT VOTE WITHHELD FROM THE                   Frank W. Barrett
FOLLOWING NOMINEES (TO WITHHOLD AUTHORITY            J. Kermit Birchfield, Jr.  UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES
FOR ANY INDIVIDUAL NOMINEE WRITE THAT                John W. Everets            REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE
NOMINEE'S NAME IN THE SPACE PROVIDED                 William A. Foley           ELECTION OF THE NOMINEES AS DIRECTORS AND IN THE
BELOW.)                                              Thomas W. Jones            DISCRETION OF THE PROXIES AS TO OTHER MATTERS.
                                                     Gregory G. Landry
                                                     Robert B. Stein, Jr.


SIGNATURE(S)_________________________________________________________________________________   DATE: ____________




 NOTE: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.